EXHIBIT 99.4


                     [SPEEDWAYMOTORSPORTS LOGO APPEARS HERE]
                         SPEEDWAYMOTORSPORTS, INC. (TM)
                         ------------------------------
              ATLANTA * BRISTOL * CHARLOTTE * TEXAS MOTOR SPEEDWAYS
                        SEARS POINT RACEWAY * 600 RACING

                       PO BOX 600, CONCORD, NC 28026-0600
                          704-455-3239 704-455-2547 FAX

                                    Contact:    Motorsports Media
                                                Jerry Gappens
                                                704-455-3209
                                                Financial Media
                                                Lauri Wilks
                                                704-455-3239

      Speedway Motorsports Confirms Purchase of Las Vegas Motor Speedway

Concord, NC (Dec. 10, 1998) - Speedway Motorsports, Inc. (NYSE-TRK) officials today confirmed its purchase of Las Vegas Motor Speedway.
      Speedway Motorsports chairman and chief executive officer Bruton Smith stated, "This is a unique cash transaction with approximately $150 million allocated to the speedway and an additional $65 million allocated to 1.4 million square feet of warehouse space and approximately 300 acres of nearby real estate. We intend to sell these real estate holdings in the next 12 months. This acquisition is a huge strategic transaction. It helps Speedway Motorsports achieve a critical mass that will enhance our overall broadcast leverage, sponsorship leverage and our operating leverage," concluded Smith.
      A formal announcement will be made in Las Vegas on Monday, Dec. 14, at 3 p.m. EST. Speedway Motorsports officials are not at liberty to discuss any further transaction details until the announcement on Monday.
      Las Vegas Motor Speedway opened in September, 1996. The centerpiece of this multi-purpose facility, situated on approximately 1,300 acres, is a lighted 1.5-mile superspeedway with approximately 107,000 seats. The superspeedway hosts a NASCAR Winston Cup event in


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March. In addition, other major events include an annual Indy Racing League event, NASCAR Busch Series, Craftsman truck Series and Winston West events.
      Speedway Motorsports is a leading marketer and promotor of motorsports entertainment in the United States. SMI owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Las Vegas Motor Speedway, Sears Point Raceway and Texas Motor Speedway. SMI also provides event food, beverage, and souvenir merchandising services through its Finish Line Event subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary.
      Details concerning the press conference will be available on Friday, December 11. There will be an open conference call immediately following the announcement on Monday.


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